Exhibit (a)(1)

Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF STATUTORY TRUST REGISTRATION OF “TCW DIVERSIFIED HIGH INCOME 2021 TARGET TERM FUND”, FILED IN THIS OFFICE ON THE TWENTY-SIXTH DAY OF AUGUST, A.D. 2016, AT 10:19 O’CLOCK A.M.

Jeffrey W. Bullock, Secretary of State
6134186 8100	Authentication: 202893864
SR# 20165536401	Date: 08-26-16
You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 10:19 AM 08/26/2016 FILED 10:19 AM 08/26/2016 SR 20165536401 - File Number 6134186

CERTIFICATE OF TRUST

OF

TCW DIVERSIFIED HIGH INCOME 2021 TARGET TERM FUND

This Certificate of Trust of TCW Diversified High Income 2021 Target Term Fund (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del, C. § 3801 et seq.) (the “Act”).

1. Name. The name of the trust formed hereby is TCW Diversified High Income 2021 Target Term Fund.

2. Registered Office; Registered Agent. The business address of the Trust’s registered office in the State of Delaware is 160 Greentree Drive, Suite 101, Dover, Delaware 19904. The name of the Trust’s registered agent at such address is National Registered Agents, Inc.

3. Investment Company. The Trust will be a registered investment company under the Investment Company Act of 1940, as amended.

4. Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

Name:	Meredith S. Jackson
Title:	Trustee

RLF1 15056494v.2